Exhibit 5.1

August 29, 2006

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

DayStar Technologies, Inc.

Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 and Reoffer Prospectus (the “Registration Statement”). The Registration Statement covers up to 1,174,078 shares of the Company’s common stock, par value $0.01 per share, that may be issued by the Company upon the exercise of options granted under the Company’s 2006 Equity Incentive Plan (“Plan”) effective as of the 29th day of August, 2006, which is equal to 17.5% of the issued and outstanding shares of the Company’s Common Stock on August 24, 2006, and such indeterminate number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Plan in the event of any future change in (a) total issued and outstanding shares of Common Stock, (b) the number of the outstanding shares of Common Stock as a result of a stock dividend, stock split or similar adjustment (the “Original Issuance Shares”) and the resale of 92,375 shares of restricted stock issued to certain employees of DayStar pursuant to the Plan prior to the date of this prospectus (the “Resale Shares”).

In our capacity as such counsel, we have reviewed the Registration Statement and the corporate actions of the Company in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that (1) the Original Issuance Shares and the Resale Shares have been duly authorized by all necessary corporate action, (2) when issued and sold by the Company against payment therefor pursuant to the terms of the Company’s 2006 Equity Incentive Plan, the Original Issuance Shares will be validly issued, fully paid and non-assessable, and (3) the Resale Shares are validly issued, fully paid and non-assessable. We are expressing our opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

/s/ Whiteman Osterman & Hanna LLP